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                                                                      Exhibit 23





            Consent of Independent Registered Public Accounting Firm






The Pension Committee of the Board of Directors
The Brink's Company:



We consent to the incorporation by reference in the registration statements (Nos. 333-02219, 333-78633, and 333-70766) on Form S-8 of The Brink's Company of
our report dated June 28, 2005, with respect to the statements of assets available for benefits of The Brink's Company 401(k) Plan as of December 31, 2004 and 2003, the related statement of changes in assets available for benefits for the year ended December 31, 2004, and the related supplemental schedules, which report appears in the 2004 Annual Report on Form 11-K of The Brink's Company 401(k) Plan.



/s/ KPMG LLP

Richmond, Virginia
June 28, 2005